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                                  Exhibit 6.3
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                            DISTRIBUTION AGREEMENT


     AGREEMENT by and among Technical Sourcing International Inc., a Montana Corporation ("Distributor") and NuCycle Therapy, Inc., a New Jersey Corporation ("Manufacturer").

     WHEREAS, Distributor is in the business of marketing ingredients to the Dietary Supplement industry;

     WHEREAS, Manufacturer owns and uses certain patented processes and other processes for the manufacture of ingredients for the Dietary Supplement Industry ("Products");

     WHEREAS, Manufacturer desires to appoint Distributor and Distributor agrees to become a Distributor in accordance with the terms and conditions of this agreement;

     NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

     1) Manufacturer hereby agrees to sell bulk mineral products ("Products") through the Distributor to the Distributor's customers during the term of this Agreement.

     2) Distributor hereby agrees to use it's Best Efforts to promote the sale of the Manufacturers' Products during the term of this Agreement.

     3) Either party may terminate this Agreement by sending three months prior written notice of termination in accordance with the notice provisions of this agreement.

     4) As consideration for the Distributor's exercise of it Best Efforts to market the products of the Manufacturer, Manufacturer hereby covenants and agrees that for a three year period after termination of this Agreement, Manufacturer will pay Distributor a fee equivalent to Distributor's normal mark up for any products sold directly or indirectly to any customer who purchased these products from Distributor during the term of this Agreement. Manufacturer agrees to make these payments hereunder on a monthly basis on or before the 15th day of the month following Manufacturer's receipt of payment from the respective customers. Manufacturer hereby acknowledges that in the event it terminates this agreement, it will advise all of it's customers or future distributors of these provisions and will obtain written undertakings by it's customers and Distributors to abide by the terms and conditions of this Agreement.

     5) Manufacturer hereby grants to Distributor a right to audit manufacturer's books and records to insure compliance by the manufacturer of its obligations under paragraph 4 hereof to pay Distributor the fee equivalent to Distributor's normal markup for any product sold after termination of this Agreement. Distributor shall notify Manufacturer of it's election to audit the books and records of Manufacturer by sending a written notice and Manufacturer hereby grants Distributor a right to conduct this audit during normal business hours. The cost of this audit shall be paid by the Distributor unless there is a discrepancy of more than 10% of the amount paid to Distributor in which event the Manufacturer shall pay for the reasonable costs of this audit.

     6) If any of the provisions of this Agreement shall be adjudicated to be invalid or unenforceable, that provision shall be deemed to be amended and the portion that is thus adjudicated to be invalid and unenforceable shall be deleted and the balance
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of the agreement shall be enforced to the fullest extent possible under the laws and public policies that apply in each jurisdiction in which enforcement is sought.

     7) Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent certified mail, return receipt requested, to the recipient.

     8) A waiver by any party of a breach or of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     9) This instrument contains the entire Agreement of the parties. It may not be changed except by a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


IN WITNESS WHEREOF the parties have executed this agreement.



                             TECHNICAL SOURCING INTERNATIONAL, INC.



                                   /s/ Larry Kolb
                             ----------------------------------------------
                             by:   Larry Kolb, Executive Vice President



                             NUCYCLE THERAPY, INC.


                                   /s/ Burt Ensley
                             ----------------------------------------------
                             by:   Burt Ensley, CEO